File No:  40373-0003

November 1, 2013

BY EMAIL

Viosolar Inc.

Kolokotroni 2A, 17563 Paleo Faliro,

Athens, Greece

Attention:	Rick Walchuk, President

Dear Sirs:
Re:Viosolar Inc. – Registration Statement on Form S-4/A

We have acted as Canadian counsel to Viosolar Inc. (the “Company”), an Alberta corporation, in connection with a registration statement on Form S-4/A (File No. 333-191107) (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the change of the corporate jurisdiction of the Company from the Province of Alberta to the State of Nevada (the “Change of the Corporate Jurisdiction”) by way of a process known as a continuance under the Alberta corporate law and a conversion under the Nevada corporate law.

We hereby confirm that the discussion under the heading “Material Canadian Income Tax Consequences” in the Registration Statement, in our opinion, is accurate and addresses all material Canadian federal income tax consequences of the Change of the Corporate Jurisdiction, subject to the limitations set forth therein.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced therein that becomes untrue or incorrect after the date hereof. This opinion is furnished to you solely for use in connection with the transactions contemplated by the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings “Material Canadian Income Tax Consequences” and “Experts and Counsel” therein.

Yours truly,

/s/ Clark Wilson LLP

cc:         United States Securities and Exchange Commission